United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-32999

                         LEBLANC PETROLEUM, INCORPORATED
             (Exact name of registrant as specified in its charter)
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                            5527 East Camelback Road
                             Phoenix, Arizona 85018
                                 (602) 522-8649
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
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                                     Common
            (Title of each class of securities covered by this Form)
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                                       N/A
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
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Please place an X in the box(es) to designate the appropriate rule provisions(s)
relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i) [X]                               Rule 12h-3(b)(1)(i)
  Rule 12g-4(a)(1)(ii)[X]                               Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                   Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                  Rule 12h-3(b)(2)(ii)
                                                        Rule 15d-6 --------
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Approximate  number of holders of record as of the certification or notice date:
62

Pursuant to the requirements of the Securities Exchange Act of 1934 LEBLANC PETROLEUM, INCORPORATED has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person. Date: June 25, 2003

BY: /s/ Gordon M LeBlanc, Jr.
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       Gordon M. LeBlanc, Jr., its President